Exhibit 10.63

CONFIDENTIAL TREATMENT

MANUFACTURING AND SUPPLY AGREEMENT

This Manufacturing and Supply Agreement (Agreement) is entered into as of September 30, 2001 (Effective Date) by and between ACS Dobfar, SpA, an Italian corporation (ACSD) and Cubist Pharmaceuticals, Inc., a Delaware corporation (Cubist).

BACKGROUND

Cubist is a drug company focused on the development and commercialization of daptomycin antibiotic drug. Cubist has commenced Phase III clinical trials of daptomycin and intends to obtain approval to market and sell the drug for the treatment of serious and life threatening infections in humans.

ACSD has expertise in the manufacture of drugs on a contract basis. ACSD wishes to provide scale-up services and to construct a production facility dedicated to the manufacturing of daptomycin for Cubist, and to sell bulk daptomycin exclusively to Cubist. Cubist desires to have ACSD construct a production facility, and manufacture and supply Cubist with daptomycin for marketing and sale in all jurisdictions. This Agreement sets forth the terms under which ACSD will construct a dedicated production facility and manufacture and supply daptomycin to Cubist.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ACSD and Cubist agree as follows:

1.                                      DEFINITIONS

Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning set forth below.

Affiliate means with respect to either party, any entity that, directly or indirectly, is controlled by, controls or is under common control with such party. For purposes of this Agreement, control means, with respect to any party, the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest in such party or the possession otherwise, directly or indirectly, of the power to direct the management or policies of such party.

Batch Record means a record of the procedures followed by ACS with respect to the manufacture, handling and storage of Product. The Batch Record consists of [*], such as [*].

[*.]

Certificate of Analysis (COA) means a document which is generated for each batch of Product and which certifies that Product was manufactured in a cGMP compliant facility and meets the filed regulatory release testing specifications.

Change Order is defined in Section 2.4 herein.

Change Order Request is defined in Section 2.4 herein.

Confidential Information means all data, specifications, training and any other know-how related to the design, development, manufacture, or performance of the Product, as well as all other information and data provided by either party to the other party pursuant to this Agreement in written or other tangible

*Confidential Treatment Requested. Omitted portions filed with the Commission.

medium and marked as confidential, or if disclosed orally or displayed, confirmed in writing within [*] days after disclosure, except any portion thereof which:

(a)                                  is known to the receiving party, as evidenced by the receiving party’s written records, before receipt thereof under this Agreement;

(b)                                 is disclosed to the receiving party by a third person who is under no obligation of confidentiality to the disclosing party hereunder with respect to such information and who otherwise has a right to make such disclosure;

(c)                                  is or becomes generally known in the trade through no fault of the receiving party; or

(d)                                 is independently developed by the receiving party without access to such information, as evidenced by the receiving party’s written records.

Contract Year means each twelve (12) month period during the term of this Agreement beginning on the Effective Date.

Contractor means any manufacturer, packager, or other Product support service provider who performs processing and/or packaging of a Product or any intermediate step of manufacture, or other Product support service.

Critical Equipment means any equipment that comes into contact with Product or is essential to the manufacturing process or is designed to assure that Product has the identity, strength, quality and purity that it is represented to possess.

Cubist Technology means individually and collectively the:

(a)                                  intellectual property rights embodied or disclosed in:

(i)	Cubist patent application(s) and patents,

(ii)

any patent application filed as a continuation, division, or continuation-in-part of the application(s) described in clause (a)(i), patents issuing therefrom and reissues, reexaminations and extensions of such patents; and

(iii)

any foreign counterpart to the application(s) described in clauses (a)(i)-(ii) (including divisions, continuations, confirmations, additions, renewals or continuations-in-part of such patent applications), patents issuing therefrom and extensions thereof, and

(b)                                 all other Confidential Information, discoveries, inventions, know-how, techniques, methodologies, modifications, improvements, works of authorship, designs and data (whether or not protectable under patent, copyright, trade secrecy or similar laws) that are conceived, discovered, developed, created or reduced to practice or tangible medium of expression by consultants (other than those consultants that are also affiliated with ACSD in connection with the transactions contemplated by this Agreement) or employees of Cubist at any time, concurrent with or related to the transactions contemplated by the Development and Facility Construction Timetable, or based on the results of the transactions contemplated by the Timetable and Facility Construction Plan. Cubist Technology specifically includes, but is not limited to, all process development technology developed for Cubist as part of the Materials Transfer & Confidentiality Agreement between Cubist and ACSD dated February 11, 1998.

cGMP means Current Good Manufacturing Practices and is further defined in Section 3.1 herein.

Daptomycin means the compound daptomycin the chemical structure of which is detailed in Exhibit A or a pharmaceutically acceptable salt thereof or a pharmaceutically acceptable formulation thereof.

Deviation means documented evidence of an excursion from operating, manufacturing, testing instructions or procedures. A Deviation does not permanently change an existing procedure, it is intended to be a specific or one time excursion.

*Confidential Treatment Requested. Omitted portions filed with the Commission.

Drug Master File (DMF) is a submission to the FDA that provides detailed information about the Facility, Process and Materials used in the manufacture of Product, and that is used to support an NDA and other regulatory submissions.

Facility means the cGMP drug production facility in Anagni, Italy constructed and equipped by ACSD exclusively for the manufacture of Product.

Facility Approval means the FDA approval of the NDA Manufacturing Supplement for the Facility.

Facility Approval Target Date is defined in Section 2.1 herein.

Facility Completion means the construction, equipment, testing, and qualification of the Facility according to the terms of this Agreement.

Facility Completion Target Date is defined in Section 2.1 herein

FDA means the United States Food and Drug Administration or any successor entity thereto or any equivalent U.S. or foreign governmental regulatory agency with jurisdiction to grant Product Approvals.

Force Majeure means any event beyond the control of the parties, including, but not limited to, fire, earthquakes, flood, riots, epidemics, war, or embargoes.

Formal Investigation means a written report detailing the specifics of an investigation resulting from an exceptional event, and which includes a description of the incident, investigation, conclusions and corrective action or action plan, if applicable.

In-Process Specifications mean the chemical, physical, biological and microbial testing methods and results required for the commercial manufacture of Product in accordance with Process, and which are listed in Exhibit B herein, provided that such specifications shall at all times comply with the relevant regulations of the FDA or other regulatory agency in the country of sale, and provided that such specifications may be modified from time to time in accordance with this Agreement.

Lot Number means a controlled number used to identify a specific lot or batch of Product or Material.

Material means any actives, excipients, or components, which are used in the manufacture of Product.

Nonconforming Materials Report means a document used to describe the disposition of Product or Material that fails to meet established specifications.

Manufacturing Compliance Report is defined in Section 8.3 herein.

Material Review Board (MRB) means a Cubist multidisciplinary committee responsible for the review, evaluation and disposition of non-conforming materials and Product.

NDA means a new drug application filed with the FDA to obtain marketing approval for Product in the United States or any comparable application fled with the regulatory authorities of a country other than the United States to obtain marketing approval for Product in that country.

NDA Manufacturing Supplement means an application filed with the FDA, or any comparable application filed with the regulatory authorities of a country other than the United States, to obtain approval to manufacture Product at the Facility.

Process means the commercial process employing the [*].

Product means Daptomycin bulk drug substance that meets Product Specifications and is manufactured for Cubist in accordance with Sections 2 and 3 and Exhibits B, C and D of this Agreement.

*Confidential Treatment Requested. Omitted portions filed with the Commission.

Product Approval means those regulatory or other approvals required for the manufacture, importation, promotion, pricing, marketing and sale of the Product in any particular country.

Product Price Premium is defined in Section 6.2 herein.

Product Specifications mean the chemical, physical, biological and microbial testing methods and results required for the release of Product and listed in Exhibit C herein, provided that such specifications shall at all times comply with the relevant regulations of the FDA or other regulatory agency in the country of sale, and provided that such specifications may be modified from time to time in accordance with this Agreement.

Purchase Forecast is defined in Section 5.3 herein.

Reprocessing means duplication of a step or steps in a manufacturing process in order to bring Product into conformance with Product Specifications without altering the safety, identity, strength, quality, or purity of Product beyond established requirements.

RMA means Return Material Authorization and is further defined in Section 6.5(b) herein.

SOP means standard operating procedure.

Specification Review Committee (SRC) means a Cubist multidisciplinary committee responsible for the review and approval of new specifications and changes to existing specifications as they relate to Product or Process.

Stability Review Group (SRG) means a Cubist multidisciplinary committee responsible for the review and approval of new stability protocols and changes to existing stability protocols as they relate to Product. In addition it is responsible for the routine review of stability data and evaluation of any trends that are noted.

USD means United States Dollars.

Vialed Drug Product means Product that has been filled into single dosage vials, lyophilized, and released according to Cubist’s secondary manufacturing process specifications.

2.                                      CONSTRUCTION OF PRODUCTION FACILITY IN ANAGNI

2.1                               Facility Construction and Timetable

By [*] (the Facility Completion Target Date), ACSD will [*] and make [*] in accordance with current Good Manufacturing Practices. ACSD’s obligations hereunder include, but are not limited to:

(a)                                  construction of [*] to perform the Process in a dedicated Facility;

(b)                                 provision of [*] of Product;

(c)                                  the installation of all [*] and [*]; and

(d)                                 obtaining approval from the [*].

Subject to adjustment in accordance with Section 2.2, ACSD will make its best efforts to complete all activities and to meet all dates set forth in this Agreement. The performance of [*] of the Facility is expected no later than [*] with all data and reports [*] by [*]. The target date for [*] for the ACSD facility (the Facility Approval Target Date) is [*].

*Confidential Treatment Requested. Omitted portions filed with the Commission.

2.2                               Date Adjustments

Cubist and ACSD each agree to perform the tasks assigned to each in this Agreement. Each party acknowledges that delays in performance by either party may cause delays in performance by the other party. If [*] fails to meet its obligations under this Agreement in a timely manner so as to cause a [*] delay in [*] performance, all dependent dates shall be adjusted day-for-day to account for the delay caused by [*]. If [*] failure is due to additional written requirements from [*], then such dates may be adjusted by mutual written agreement.

2.3                               Inspection

Cubist will have the right to observe and inspect the progress of work at the Facility at all reasonable times, both during the construction process and at any time thereafter, and to confer with ACSD regarding compliance with the dates set forth in Section 2.1 above, Product Specifications, In-Process Specifications, cGMP, and other legal, regulatory or contractual requirements.

2.4                               Change Procedures

(a)                                  ACSD will notify and consult with Cubist immediately concerning any potential delay in completion or validation of the Facility. ACSD acknowledges that time is of the essence for this Agreement, and that significant delays in the completion of the Facility may cause Cubist material harm. Cubist and ACSD will, from time to time during the construction process, confer regarding the quality standards for materials and layout of operations within the Facility. [*]. Cubist may request amendments to the building, equipment, or Process to:

(i)                                     effect [*] in the Facility,

(ii)                                  to [*], or

(iii)                               to accommodate [*].

(b)                                 If Cubist wishes to make a change it shall notify ACSD of the requested change in writing, specifying the change with sufficient details to [*] (each, a Change Order Request). Within [*] business days following the date of ACSD’s receipt of a Change Order Request, ACSD shall deliver a document that:

(i)                                     assesses the impact of the change on the total cost of the Timetable and Facility Construction Plan, and

(ii)                                  incorporates a description of the requested change and its proposed cost (a Change Order).

If Cubist accepts the Change Order in writing, then the provisions of this Agreement shall be deemed amended to incorporate such Change Order. The cost stated in the Change Order shall be deemed an adjustment to the charges specified in this Agreement.

It is the expectation of both parties that the dates and milestones set forth in this Agreement has been defined broadly enough to accomplish both parties’ goals and that no Change Orders will be required.

2.5                               ACSD Capital Investment

Subject to Section 4 below, the [*]. Any increases in capital expenditures required by Cubist will be specified in writing and will be [*].

*Confidential Treatment Requested. Omitted portions filed with the Commission.

3.                                      PRODUCTION

3.1                               Manufacturing Quality

ACSD shall manufacture Product for Cubist in accordance with Exhibit D of this Agreement and under Current Good Manufacturing Practices (cGMPs) as required by the FDA and set forth in Title 21 Code of Federal Regulations Parts 210 and 211 (§§210.1-211.204 et. seq.), with particular emphasis on 211.22, 211.25 and 211.28 or the equivalents thereto pertaining to the responsibilities of a quality unit, personnel qualifications and personnel responsibilities respectively.

According to the provisions of Exhibit D, ACSD will develop a cGMP-compliant quality unit at the Facility. This quality unit will follow and implement policies and procedures mutually authorized by ACSD and Cubist. Compliance with this Agreement is dependent upon, among other factors, ACSD hiring or training a full-time senior level quality manager reasonably acceptable to Cubist dedicated to, and located at, the Facility, to establish and lead the cGMP-compliant quality unit.

ACSD will develop a cGMP compliant quality control test laboratory for the testing and release of Product.

3.2                               Process Validation

ACSD will develop and complete a validation process at the Facility in accordance with Exhibit D herein, and [*]. Validation parameters and limits for the process must span the actual process parameters and limits developed and documented during the manufacture of consistency batches at commercial scale. All post-validation process changes [*]. Cubist will provide test method validation reports and small-scale purification validation studies as such reports become available. ACSD will provide Cubist with a master validation plan for the Facility and Process.

3.3                               Process Improvements

Following Facility Approval, ACSD may continue operating [*] with the [*]. Development undertaken for the purpose of [*] will be [*]. ACSD will [*].  All modifications in raw materials, conditions or processing related to the manufacture of Product will be implemented [*].  The [*] following a successful and complete cGMP change control process outlined in the [*].

3.4                               Stability Program Batches

ACSD will supply Cubist with samples from the first [*] validation batches of Product to be placed on stability as defined by Cubist’s approved stability protocols. In addition, ACSD will supply Cubist with samples from a minimum of [*] commercial batch per year. Cubist will be responsible for conducting all stability testing. ACSD agrees to ship stability samples under defined storage conditions to either Cubist or a site designated by Cubist.

4.                                      CUBIST INVESTMENT

According to the provisions of this Section 4, Cubist will contribute to ACSD up to eight million five hundred thousand dollars (USD 8,500,000) in equity, milestones, Product Price Premiums, resin investment, process development, quality systems and facility qualification support as specified below.

4.1                               Equity Contribution

Within thirty (30)* days of execution of this Agreement Cubist will transfer to ACSD shares of Cubist Common Stock with an aggregate value of two million dollars (USD 2,000,000). This equity contribution will comply with terms and conditions specified in Exhibit E.

*Confidential Treatment Requested. Omitted portions filed with the Commission.

4.2                               Milestones

Cubist will pay to ACSD:

•                  [*] upon [*] and [*]; and

•                  [*] upon [*].

4.3                               Product Price Premiums

Cubist will pay to ACSD [*] through a [*] specified in Section 6.2.

4.4                               Resin Investment

ACSD expects to spend [*]. In the event that Product is not approved for commercial sale by [*].

4.5                               Process Development, Quality Systems, Facility Qualification Support

Cubist will contribute such expertise, training, and support staff and services, [*], as is reasonably necessary to assist ACSD in the [*].

5.                                      PURCHASE OF PRODUCT

5.1                               Purchase Commitment

Contingent upon the receipt of the necessary Product and Facility Approvals, Cubist will purchase [*] of Product during the term of this Agreement. During the period prior to the receipt of Product Approvals, Cubist may, but is not obligated to, purchase Product produced using commercial Process in accordance with Exhibits B, C and D herein. Any such Product purchases [*] of Product that Cubist is required to purchase. Subject to the conditions of this Agreement, Cubist agrees to make the following yearly purchases:

Year	Purchase[*] (kg)
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]

The above schedule will be extended for any delays caused by ACSD.

5.2                               Delay in Purchases / Payment of Product Price Premiums

In the event that Facility Approval is received, but Cubist does not choose to purchase [*], Cubist may defer the purchase and the payment for Product until the following year, [ *]. Any delays caused by ACSD (including, but not limited to delays in construction, validation, qualification, documentation, regulatory approvals and other ACSD activities under this Agreement) will extend the Cubist purchase commitment schedule, as described in Section 5.1 herein, on a day for day basis to account for such ACSD delays.

5.3                               Purchase Forecasts

During the term of this Agreement, Cubist shall provide to ACSD, within the first [*] business days of each quarter, on a quarterly basis, a rolling forecast for orders of Product with respect to the following [*] quarters (Purchase Forecast). Cubist shall be [*] of the amount of Product forecast for the [*] of any Purchase Forecast, and shall

*Confidential Treatment Requested. Omitted portions filed with the Commission.

execute a binding purchase order to that effect. The forecast for the remaining [*] of any Purchase Forecast shall be non-binding.

5.4                               Product Orders

Orders for Product shall be placed by written purchase order and submitted by mail or facsimile, or by other means agreed upon by the parties. Due to the expected variance in Product yield, an exact purchase amount may not be possible and the Cubist purchase orders will accordingly include a [*]. Amounts in excess of the stated [*]. No order shall be binding upon ACSD until it has been accepted by ACSD in writing. ACSD shall accept or reject all orders within [*] days following receipt of same and shall deliver all orders that are accepted within [*] days of the projected delivery date.

5.5                               Changed Purchase Orders

In the event that Cubist cancels, reschedules or otherwise reduces a purchase order less than [*] days in advance of the scheduled batch initiation, Cubist shall [*] of the price of the Product that is [*]. Cubist may not [*] less than [*]days in [*]. Cubist may [*] days in [*].

5.6                               Obligation to Supply

(a)                                  ACSD shall use best efforts to accept and fill each order for Product submitted by Cubist including orders that exceed the Purchase Forecast by [*], provided that such request is delivered to ACSD [*] days prior to [*]. ACSD shall not be in breach of this Section 5.6 if ACSD’s failure to supply Product is due to a Force Majeure event or if ACSD’s failure is limited to [*]. Delivery dates will be set independently from Product release and invoice dates as described in Section 5.7;

(b)                                 If ACSD is unable to supply the Product ordered by Cubist in accordance with the terms of this Agreement, then ACSD shall [*], and any such [*]. If ACSD is unable to [*] days after its initial failure to supply, then ACSD shall consult with Cubist and the parties shall work together to remedy the problem. In such an event, Cubist may, at its option, and upon notice to ACSD:

(i)                                     [*] and/or

*Confidential Treatment Requested. Omitted portions filed with the Commission.

(ii)                                  in the event that the parties agree that Cubist will [*];

(c)                                  In order to minimize adverse consequences from any interruption in ACSD’s ability to supply Cubist with Product, ACSD shall maintain a back-up supply of raw materials sufficient to support Cubist’s forecasted production needs for a period of [*] months following any failure of ACSD to timely supply Cubist with Product. The costs of purchasing and maintaining this back-up supply of raw materials will be borne by [*]. Upon removal of any units of raw materials from the back-up supply, [*]*, in accordance with cGMP First-To-Expire-First-Out rules, so that an adequate back-up supply is maintained at all times. The parties shall confer [*] to review their aggregate requirements for raw material and will adjust the size of the back-up supply of raw materials in order to maintain at least [*] month supply of raw material [*] shall also increase the size of the back-up supply from time to time as warranted by commercially prudent risk management practices.

5.7                               Product Warehousing and Payment Schedule

Storage of Product after release by ACSD will be the responsibility of [*] for a quantity amounting to the greater of [*] supply or [*] of Product as [*]. Delivery of Product to finish/fill organizations will be scheduled and mutually agreed upon by Cubist and ACSD. Cubist will be invoiced at the time [*]. The payment for released Product that is warehoused at ACSD or contract freezer warehouse facilities will follow promptly behind the invoicing of material that is ready for shipment provided that a Certificate of Analysis is sent to Cubist, and such Certificate of Analysis is reviewed and accepted by Cubist. In addition, a batch payment becomes due upon review and approval of the Batch Record and batch Certificate of Analysis by Cubist.

5.8                               Third Party Supply

If Cubist notifies ACSD that Cubist will obtain the Product through a third party [*] then Cubist may purchase Product from a [*]. Cubist may continue to exercise [*] and substantiates such claim to Cubist’s reasonable satisfaction. [*], Cubist shall commence purchasing Product from ACSD, provided that:

(a)                                  Cubist shall [*] and

(b)                                 ACSD shall [*].

6.0                               TERMS OF SALE

6.1                               Product Price

(a)                                  Subject to the provisions of Sections 5, 6 and 7, Cubist will purchase Product from ACSD at a price of [*];

(b)                                 Subject to [*], Cubist and ACSD agree to re-evaluate the cost structure of Product manufacturing [*] days after the [*] anniversary of the Facility Approval, and to negotiate in good faith an appropriate adjustment to the price of the Product specified in Section 6.1 (a).

*Confidential Treatment Requested. Omitted portions filed with the Commission.

6.2                               Product Price Premiums

Cubist will pay ACSD a [*] on the price of Product (Product Price Premium) purchased over [*]. Once the [*] have accrued to [*], Cubist will immediately stop paying the Product Price Premiums and will pay [*] of Product, as provided in Section 6.1 herein.

Year	Purchase [*]	Product Price Premium
[*]	[*]	$	[*]
[*]	[*]	$	[*]
[*]	[*]	$	[*]
[*]	[*]	$	[*]
[*]	[*]	$	[*]
[*]	[*]	$	[*]
		$	[*]

The above schedule [*]. In the event that Cubist [*]. Any delays caused by ACSD (including, but not limited, to delays in construction, validation, qualification, documentation and other ACSD activities under this Agreement) will extend Cubist’s obligation to pay the Product Price Premiums.

6.3                               Payment

(a)                                  Cubist shall pay for Product within [*] days after the date of receipt by Cubist of ACSD’s invoice, Certificate of Analysis, Batch Records, and Manufacturing Compliance Reports as required by Exhibit D with respect to such Product. [*], all taxes and charges that may be imposed by any government taxing authority on the amounts paid by [*]. In the event and to the extent that [*], Cubist may [*].

(b)                                 Cubist shall make payments required under this Section 6.3 by wire transfer to a bank identified by ACSD in writing. All payments shall be calculated, invoiced, stated and paid in United States Dollars (USD).

6.4                               Shipping

ACSD shall arrange for shipment of the Product ordered by Cubist via common carrier of Cubist’s choice, [*]to the port of entry specified by Cubist. [*] shall pay all shipping, insurance, customs, duties and other governmental charges relating to the importation and sale of the Product, if any, and shall have all responsibility for storing and clearing the Product through all customs and importation requirements. ACSD acknowledges that validation of shipping procedures by Cubist will require ACSD to prepare shipments that comply with validation parameters, comply with cGMP regulations related to shipping and conform to relevant SOPs.

*Confidential Treatment Requested. Omitted portions filed with the Commission.

6.5                               Quality, Documentation, Facility Expectation and Acceptance

(a)                                  Each shipment of Product from ACSD shall contain Certificates of Analysis for the Product being shipped as are necessary to show that the Product is in conformity with the Product Specifications and Product Approval. Cubist shall have reviewed and approved Batch Records and quality control records for all Products to be shipped prior to shipment. Cubist shall notify ACSD within [*] days of the receipt of a shipment of the Product of any apparent non-conformity of the Product to the Product Specifications; provided that with respect to obvious nonconformities, Cubist will promptly notify ACSD in order that ACSD may notify its shipper and insurer. If Cubist fails to so notify ACSD, it will be deemed to have accepted the Product; provided that ACSD’s obligations under Sections 10.2 and 11.1 herein shall survive acceptance of the Product by Cubist. [*].

(b)                                 Cubist shall not be required to pay ACSD for any Product which has been properly rejected or for which unresolved Deviations remain. [*]. Samples of all defective units of the Product shall be returned to ACSD using the procedure specified in this Section 6.5(b). Cubist shall notify ACSD in writing of its rejection of Product under Section 6.5(a), and shall request a Return Material Authorization (RMA) number, which ACSD shall issue promptly. Within [*] days of receipt of such RMA number Cubist shall return rejected Product to ACSD freight prepaid and properly insured, along with a reasonably detailed statement of the claimed defect and proof of date of purchase. In the event ACSD determines that the returned Product is defective and Product has been properly rejected by Cubist, ACSD shall replace such defective Product free of charge. ACSD shall return to Cubist, freight prepaid, all replaced Product, along with reimbursement of the shipment charges for return of the nonconforming Product if ACSD requires said nonconforming Product to be returned. In the event, that ACSD determines that the returned Product is not defective and the parties are unable to resolve such dispute to their mutual satisfaction within [*] business days of ACSD’s determination, ACSD shall submit a sample of such returned Product to an independent laboratory reasonably acceptable to Cubist for testing against the Product Specifications and the test results obtained by such laboratory shall be final and controlling as between Cubist and ACSD. The fees and expenses of such laboratory testing shall be borne entirely by the party against whom such laboratory’s findings are made. In the event the test results indicate that the Product in question does not conform to the Product Specifications, ACSD shall replace such Product at no additional cost to Cubist within [*] business days after receipt of such results if replacement Product stock is available, and in any case as soon as possible after receipt of such results.

7.                                      EXCLUSIVITY

ACSD covenants that it will not

(a)                                  promote, sell or deliver any Product or Daptomycin or

(b)                                 provide Product or Daptomycin to any third party except as specifically designated by Cubist in writing.

8.                                      REGULATORY ACTIVITIES

8.1                               General and Permanent Conditions

(a)                                  ACSD shall cooperate with Cubist to

*Confidential Treatment Requested. Omitted portions filed with the Commission.

(i)                                     obtain all necessary regulatory approvals, including but not limited to, DMF and Facility Approvals,

(ii)                                  maintain all such Facility approvals in effect throughout the term of this Agreement.

(b)                                 ACSD shall obtain approval to manufacture Product from the Italian Ministry of Health and other applicable local authorities as required by law or regulation;

(c)                                  Provide Cubist with all necessary documentation to support Cubist regulatory filings.

8.2                               Certificates of Analysis

ACSD shall perform, or cause to be performed, sample tests on each lot of Product to be purchased pursuant to this Agreement before delivery to Cubist. Each test report shall set forth the items tested, In-Process Specifications, Product Specifications and test results in a Certificate of Analysis, containing the types of information which shall have been requested by Cubist, for each lot delivered. ACSD shall send or cause to be sent such certificates to Cubist prior to shipment of each lot. The Certificate of Analysis will be accompanied by a certified Batch Record signed by ACSD’s quality assurance department and co-signed by the technical director of the Facility. Review of the production documents including, but not limited to, Certificates of Analysis by a Cubist representative on site will be permitted under mutually agreed conditions.

8.3                               Manufacturing Compliance Reports

ACSD shall provide or cause to be provided, for each lot of Product purchased pursuant to this Agreement, a manufacturing compliance report, which

(a)                                  outlines the process sub-lots and the processing organization used for the formation of the batch; and

(b)                                 contains Deviation reports, investigations, resolved discrepancies and other information, memos and other documentation concerning the quality of each batch of Product as requested by Cubist; and

(c)                                  includes a certification that the lot of Product was manufactured in accordance with the In-Process and Product Specifications and the then current Good Manufacturing Practices of the FDA, including without limitation practices and procedures listed in Exhibit D.

In the event the FDA or other governmental regulatory agency notifies ACSD that it intends to visit or inspect the Facility, ACSD shall immediately provide notice of such visit or inspection to Cubist and Cubist shall have the right to participate in such visit or inspection. ACSD shall advise Cubist immediately if an authorized agent of the FDA or other governmental regulatory agency visits the Facility without prior notice. ACSD shall furnish to Cubist the report by such agency of such visit within [*] business days of ACSD’s receipt of such report. ACSD shall not respond in writing to any regulatory agency without the prior review and written approval of such response by Cubist. In the event ACSD fails to meet the cGMPs, ACSD will be responsible, at ACSD’s expense, for

(a)                                  conducting an investigation to define the probable causes for the failure,

(b)                                 providing an acceptable cGMP investigation report to Cubist for review and written approval and

(c)                                  achieving compliance with cGMPs.

Additionally, ACSD will provide adequate staffing and training for manufacturing and quality control for the production of Product. In addition, a functional quality unit responsible for quality requirements described in Exhibit D must operate in the Facility for the issuance of document change control, cGMP policies, verification, compliance demonstration and cGMP documentation of all manufacturing operations including but not limited to Product impact parameters such as environmental monitoring, cleaning, process validation, preventative maintenance, calibration and similar support functions outlined in the ICH and FDA guidelines for the safe and efficacious production of pharmaceutical products. This

*Confidential Treatment Requested. Omitted portions filed with the Commission.

documentation will include all Deviations and investigations performed as part of the Product release procedure that will be mutually developed by the parties.

8.4                               Access to Facility; Cubist’s Right to Monitor

(a)                                  Cubist shall at all times upon reasonable notice and during normal business hours have the right to inspect the Facility to ascertain compliance with cGMPs. In addition, Cubist shall have the right to designate a Cubist employee or an independent consultant to monitor the Process at the Facility at Cubist’s sole expense.

(b)                                 ACSD shall not change the specified raw materials or the Process for the manufacture of Product without the prior written consent of Cubist; Cubist may require ACSD to make changes in raw materials or the Process subject to mutually agreed price adjustments; ACSD will not use the Facility for any purpose except the manufacture of Product and will not supply Product to any party except Cubist.

8.5                               Product Recalls

If                                        (a)                                  any regulatory authority withdraws the approval to sell the Product in such country or issues a directive or requests that the Product be recalled from the market for Product safety reasons or

(b)                                 any regulatory authority or court of competent jurisdiction issues a request, directive or order that the Product be recalled, or

(c)                                  Cubist shall reasonably determine that the Product should be recalled then the parties shall take all appropriate corrective actions, and shall cooperate in any governmental investigations surrounding the recall.

In the event that such recall results from any cause or event arising from defective manufacture, storage or handling of the Product by ACSD (excluding defects relating to packaging or labeling supplied by or prepared at the direction of Cubist), then ACSD shall be responsible for all expenses of the recall. ACSD shall, at Cubist’s option, either refund the purchase price for recalled Product plus the cost of vialing the Product (not to exceed [*] per vial of Product (in vialed form) with a maximum liability of [*] per batch of Product (in vialed form)) or replace recalled Product held by Cubist or its customers, including in each case Product embodied in vialed form consistent with directions received from the appropriate governmental authority within a reasonable time at ACSD expense, including freight and applicable duties, unless the recall is due to an act or omission of Cubist or its agents. [*]. For the purposes of this Agreement, the expenses of recall shall include, without limitation, the expenses of notification and destruction or return of the recalled Product and all other costs incurred in connection with such recall, but shall not include [*].

In the event a regulatory authority orders the withdrawal of Product from any country, Cubist shall not be obligated to purchase the Product or sell the Product in such country from the date of such withdrawal until Cubist is again authorized to sell Product in such country. ACSD shall not be obligated to supply the Product to Cubist in such country for such period. If such a withdrawal decision is final and not appealable, this Agreement shall terminate with respect to such country.

8.6                               Compliance with Laws

ACSD and Cubist will comply with all applicable laws and regulations pertaining to the manufacture use or sale of the Product and performance of their respective duties under this Agreement. The compliance obligations of each party shall include but not be limited to regulatory compliance in the areas of safety, health and the environment.

*Confidential Treatment Requested. Omitted portions filed with the Commission.

9.                                      CONFIDENTIALITY; PROPRIETARY RIGHTS

9.1.                            Publicity

The parties shall:

(a)                                  keep the material terms of this Agreement confidential,

(b)                                 agree upon the text and the exact timing of an initial public announcement relating to the transactions contemplated by this Agreement as soon as possible after the Effective Date (such agreement not to be unreasonably withheld by either party), and

(c)                                  agree on the text and the timing of any subsequent public announcements regarding this Agreement or the transactions contemplated herein.

Neither party shall use the name of the other party or any director, officer or employee of the other party or any adaptation thereof in any advertising, promotional or sales literature or publicity without the prior written approval of the other party. If this Agreement is required to be filed by either Party with the Securities and Exchange Commission or another applicable securities regulatory authority, to the extent reasonable, such party shall request confidential treatment for any provisions of this Agreement that the other party believes would disclose trade secrets, confidential commercial or financial information that would impair the value of the contractual rights represented by this Agreement or provide detailed commercial and financial information to competitors or third parties.

9.2.                            Confidentiality

It is contemplated that in the course of the performance of this Agreement each party may, from time to time, disclose Confidential Information to the other. Each party agrees that any Confidential Information disclosed by either party in accordance with this Agreement shall be maintained in secrecy and each will use all reasonable diligence to prevent disclosure except to personnel and consultants, provided that disclosure to such personnel or consultants is necessary in order to accomplish the purposes for which the Information was disclosed to the receiving party and provided further that such personnel and consultants agree to be bound by the Confidentiality provision of the Agreement. Each party agrees that it will protect and maintain the confidentiality of the Confidential Information that it receives from the other with at least the same degree of care as it uses to protect its own confidential information. Each party hereby further agrees that it will not use the Information for any purpose other than as contemplated by this Agreement.

Any and all Confidential Information received by either party from the other, upon request shall be promptly returned, [*].

It is understood that no patent right or license is hereby granted by this Agreement and that the disclosure of Confidential Information does not result in any obligation to grant either party any right in and to such Information.

9.3                               Proprietary Rights.

(a)                                  This Agreement does not convey to ACSD any rights in the Cubist Technology by implication, estoppel or otherwise except for the rights expressly granted under this Agreement. Title to the Cubist Technology, Process, and Product (and the intellectual property rights embodied in the Product) shall at all times remain vested in Cubist.

(b)                                 ACSD will implement and conduct the Process but will not research, modify or enhance the Process without authorization from Cubist; provided that in the event Process improvements are realized in implementing and running the Process then ACSD will take all necessary steps to assign, free of charge, ownership of the improvements specific to the Product in Cubist.

*Confidential Treatment Requested. Omitted portions filed with the Commission.

 (c)                               Subject to the terms and conditions of this Agreement, Cubist hereby grants to ACSD, and ACSD hereby accepts, a non-exclusive, royalty-free right and license, excluding the right to grant sublicenses, to practice the Process and to make, have made, export and sell Product exclusively to Cubist.

9.4                               Proprietary Rights Notices

ACSD shall mark or have marked all containers or packages of Product in accordance with the patent marking laws of the jurisdiction in which such units of Product are manufactured or sold.

10.                               REPRESENTATIONS AND WARRANTIES

10.1                        Authorization; Enforceability

Each of ACSD and Cubist represent and warrant to the other that:

(a)                                  it is a corporation duly organized, validly existing and in good standing under the laws of its incorporating jurisdiction;

(b)                                 it has all requisite corporate power and authority to enter into this Agreement;

(c)                                  it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby; and

(d)                                 this Agreement is a valid and binding obligation of such party enforceable in accordance with its terms.

10.2                        Product Warranty

ACSD represents and warrants to Cubist that all Product supplied to Cubist hereunder shall:

(a)                                  conform to the Product Specifications; and

(b)                                 be manufactured, labeled, packaged and tested (while in the possession or control of ACSD) in accordance with the In-Process Specifications, the applicable cGMPs, and the applicable laws and regulations in the United States and the EU relating to the manufacture, labeling, packaging and testing of the Product, including all FDA and EU standards as defined by regulations, guidelines and International Conference on Harmonization advisory documents.

THE FOREGOING WARRANTY IS THE SOLE AND EXCLUSIVE WARRANTY GIVEN BY ACSD WITH RESPECT TO THE PRODUCT, AND ACSD GIVES AND MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR MEDICAL PURPOSE AND IMPLIED MEDICAL WARRANTIES ARISING UNDER TRADE USAGE OR CUSTOM OR ANY EXPRESS OR IMPLIED WARRANTIES OF PATENT VALIDITY OR FREEDOM TO PRACTICE OR FROM PATENT INFRINGEMENT.

11.                               RISK ALLOCATION

11.1                        ACSD Indemnification

ACSD, which as used herein shall include its directors, employees, representatives and Affiliates, shall defend, indemnify and hold harmless Cubist, its directors, employees and consultants from and against any and all losses (including reasonable attorney’s fees) arising from or related to:

(a)                                  any material breach of this Agreement, including but not limited to, ACSD’s representations and warranties herein;

(b)                                 any negligence, recklessness or intentional misconduct by ACSD in performing its obligations under this Agreement or with respect to the manufacture, storage, handling or delivery of the Product; or

(c)                                  any failure of the Product or failure of the Product to comply with Product Specifications, but in each case only if such defect or failure did not arise or result from the improper use, administration, storage or handling of the Product by a third party.

The foregoing indemnification action shall not apply in the event and to the extent that a court of competent jurisdiction determines that such losses arose as a result of Cubist’s negligence, intentional misconduct or breach of this Agreement.

11.2                        Cubist Indemnification

Cubist, which as used herein shall include its directors, employees, representatives and Affiliates, shall defend, indemnify and hold harmless ACSD from and against any and all losses arising from or related to:

(a)                                  any material breach of Cubist’s representations and warranties under this Agreement;

(b)                                 any negligence, recklessness or intentional misconduct by Cubist in performing its obligations under this Agreement or with respect to its storage, handling, shipping, use, marketing, distribution or sale of the Product;

(c)                                  any representation or warranty made by Cubist to its customers or users with respect to the Product other than representations or warranties that

(i)                                     the Product conforms to the Product Specifications or

(ii)                                  the Product is not, at the time of delivery by ACSD to Cubist, adulterated within the meaning of the FDA regulations;

(d)                                 any packaging or labeling of any Product to the extent that such packaging or labeling has been supplied by or at the direction of Cubist and applied in accordance with instructions from Cubist;

(e)                                  an inherent defect in the Product, including such a claim arising from an injury to a person resulting from proper use, administration, storage and handling of the Product in accordance with the Product instructions, but only if such defect or failure did not arise or result from the improper use, administration, storage or handling of the Product by a person other than the Indemnifying Party; or

(f)                                    an allegation that the Product infringes or misappropriates any intellectual property right of any third party (including without limitation, any patent, copyright, trade secret or trademark); provided that Cubist will not be obligated to indemnify ACSD pursuant to Section 11.2(f) in the event and to the extent that the alleged infringement is caused by:

(i)                                     ACSD’s misuse or modification of the Product; or

(ii)                                  ACSD’s use of the Product in combination with any products or materials not provided by Cubist (except for products and materials with which the Product is designed to be used, as provided in the In-Process or Product Specifications).

The foregoing indemnification obligation shall not apply in the event and to the extent that a court of competent jurisdiction determines that such losses arose as a result of ACSD’s negligence, intentional misconduct or breach of this Agreement.

11.3                        Insurance

(a)                                  ACSD shall purchase and maintain in force during the term of this Agreement and at its expense:

(i)                                     premises liability insurance and all-risk property insurance including boiler and machinery coverage, written at replacement cost value and with replacement cost endorsement and

(ii)                                  workmen’s compensation or similar insurance in form and amounts required by law and employer’s liability insurance, covering employees of ACSD having coverage limits at least equal to those covering similar types of ACSD employees at other locations. Certificates of such insurance shall be provided to Cubist upon the execution of this Agreement. The insurance policies specified in clause 11.3(a)(i) shall name Cubist as an additional named insured;

(b)                                 Each party shall purchase and maintain insurance or self-insurance adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during this Agreement. It is understood that such insurance shall not be construed to create a limit of either party’s liability with respect to its indemnification obligations under this Section 11;

(c)                                  Each party shall provide the other with written evidence of the insurance required under Sections 11.3(a) and 11.3(b) (or financial information that describes the amounts available under any self-insurance facility) upon request. Each party shall provide the other with written notice at least [*] days prior to the cancellation, non-renewal or material change in such insurance or self-insurance which materially adversely affects the rights of the other party hereunder. If such party does not obtain replacement insurance or take other measures that allow it to provide comparable coverage within such [*] day period, the other party shall have the right to terminate this Agreement effective at the end of such [*] day period without notice or any additional waiting periods.

12.                               TERM AND TERMINATION

12.1                        Term

This Agreement shall take effect as of the Effective Date and shall remain in effect until the sixth anniversary of Facility Approval or until ACSD has received all payments due under Section 6.2 unless sooner terminated in accordance with Section 12.2 or extended in accordance with this Section 12.1. Thereafter, this Agreement shall automatically renew for additional two-year terms. Not later than the fifth (5th) anniversary of the Effective Date, Cubist shall notify ACSD in writing whether Cubist desires to extend the Agreement for an additional two years. All applicable terms and conditions of this Agreement shall remain in effect during such extension term, unless expressly amended in writing by the parties. Cubist may renew this Agreement for additional two-year extension terms by providing written renewal notice to ACSD not later than twelve (12) months] prior to the expiration of the then current extension term.

12.2                        Termination

(a)                                  Either party may terminate this Agreement at any time:

(i)                                     upon ninety (90) days written notice to the other party in the event that the other party shall have breached any of its material obligations hereunder and shall not have cured such default prior to the expiration of the ninety (90) day period; or

(ii)                                  upon written notice to the other party in the event that any bankruptcy, insolvency or receivership proceeding or the like (including out-of-court arrangements involving a party that cannot pay its debts as they mature) is commenced by or against the other party unless, in the case of an involuntary proceeding, it is dismissed within sixty (60) days;

(b)                                 Cubist may terminate this Agreement with notice to ACSD

(i)                                     in the event that ACSD fails to achieve its obligations under Section 2.1 within 180 (one hundred and eighty) days of the Facility Completion Target Date or

(ii)                                  in the event that Facility Approval is not received within one hundred and eighty (180) days of the Facility Approval Target Date due to ACSD failure by to meet its obligations under this Agreement.

*Confidential Treatment Requested. Omitted portions filed with the Commission.

Prior to Cubist terminating this Agreement under this Paragraph 12.2(b), but no later than one hundred and eighty days from the applicable Target Date, ACSD will be given reasonable opportunity to present to Cubist a plan of corrective action. If Cubist and ACSD mutually agree on the plan in writing, ACSD will be provided an additional period of time, specified and agreed to in writing by both parties, to remedy the delay in meeting its obligations;

(c)                                  Cubist may terminate this Agreement upon one hundred and eighty (180) days notice to ACSD if Cubist or an affiliate or sublicensee terminates the manufacture or sale of the Product;

(d)                                 Cubist may terminate this Agreement in the event that the FDA does not approve the Product within a commercially reasonable timeframe;

(e)                                  The parties may also terminate this Agreement at any time with one hundred and eighty (180) days notice upon mutual written agreement between Cubist and ACSD.

12.3                        Effect of Termination

(a)                                  Upon any termination (including expiration) of this Agreement:

(i)                                     ACSD and Cubist will terminate all tasks being performed pursuant to Section 3 in an orderly manner, as soon as practical and in accordance with a written schedule agreed to by Cubist and ACSD to minimize disruption to customers for the Product;

(ii)                                  All licenses from Cubist to ACSD shall terminate with the exception of those necessary to fulfill ACSD’s obligations to Cubist in accordance with this Section 12.3;

(iii)                               Each party will return to the other party or certify in writing to the other party that it has destroyed all documents and other tangible items it or its employees or agents have received or created pursuant to this Agreement pertaining, referring or relating to the Confidential Information of the other party, except that each party may retain one (1) complete copy of Confidential Information for use in accordance with Section 8.3(a)(i) for archival purposes to assure compliance with this Agreement; and

(iv)                              ACSD shall promptly notify Cubist of the quantity of Product in inventory and in production and Cubist shall have the right but not the obligation to purchase such inventory of Product in accordance with the provisions of Sections 5 & 6 or, in the alternative, to direct such other disposition of Product as Cubist specifies.  In addition, ACSD will accept orders from Cubist on a C.O.D. basis for additional Product that Cubist is, as of the date of termination notice, contractually obligated to furnish to its customers, if Cubist does not have sufficient Product in its inventory to fulfill such obligations, provided Cubist notifies ACSD of any and all such transactions in writing within 30 (thirty) days of the termination date;

(b)                                 If this Agreement is terminated by Cubist pursuant to Section 12.2(a) or Section 12.2(b), ACSD shall reimburse Cubist for the Premium within thirty (30) days following termination. In all other cases, if termination occurs after the receipt of Product Approvals and Cubist has not recovered the Premium as of the date of termination, Cubist will forfeit the balance of the un-recovered Premium, which shall be considered liquidated damages for Cubist’s early termination of the Agreement;

(c)                                  Termination of this Agreement shall not affect rights and obligations of either party that may have accrued prior to the effective date of termination or any obligation specifically stated to survive termination. The provisions of Sections 1,7,8.5,9,10,11,12,13 and 14 shall survive any expiration or termination of this Agreement.

*Confidential Treatment Requested. Omitted portions filed with the Commission.

13.                               DISPUTE RESOLUTION

In the event that any dispute arises relating to this Agreement, ACSD and Cubist shall each designate a representative to meet and attempt to resolve the dispute through good faith discussions. If the representatives are unable to resolve such dispute to their mutual satisfaction within [*] days after they commence discussions, then either party may seek alternate resolution or legal or equitable relief.

14.                               GENERAL PROVISIONS

14.1                        Governing Law

This Agreement shall be governed and construed in accordance with the laws of Massachusetts, to the exclusion of both its rules on conflicts of laws and the provisions of the “United Nations Convention on Contracts for the International Sale of Goods”.

14.2                        Amendment and Waiver

No provision of or right under this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either party, its agents or employees, but only by an instrument in writing signed by an authorized officer of each party. No waiver by either party of any breach of this Agreement by the other party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.

14.3                        Independent Contractors

Each party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent for or on behalf of any third party. This Agreement and the relations hereby established by and between ACSD and Cubist do not constitute a partnership, joint venture, franchise, agency or contract of employment. Cubist is not granted, and shall not exercise, the right or authority to assume or create any obligation or responsibility on behalf of or in the name of ACSD or its Affiliates.

14.4                        Assignment

Neither party may assign this Agreement or any of such party’s rights and obligations hereunder to any third party without the prior written consent of the other party, which consent shall not be unreasonably withheld. Either party may assign this Agreement, and such party’s rights and obligations hereunder, to an Affiliate (including a subsidiary) which controls, is controlled by, or is under common control with a party so long as the assigning party remains primarily liable for its obligations hereunder. In addition, either party may assign this Agreement, and its rights and obligations hereunder, to any third party that purchases substantially all of the assigning party’s stock or assets relating to that portion of such party’s business that is related to the subject of this Agreement. Any attempted assignment, delegation or transfer in contravention of this Agreement shall be null and void.

14.5                        Successors and Assigns

This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14.6                        Notices

Unless otherwise provided herein, any notice, report, payment or document to be given by one party to the other shall be in writing and shall be deemed given when received:

If to ACSD:

ACS Dobfar, SpA

20067 Tribiano (Milan)

Viale Addetta, 6/8/10 Italy

Attention:  Marco Falciani

Phone:  0113902-90693218

Fax:  0113902-90693204

*Confidential Treatment Requested. Omitted portions filed with the Commission.

If to Cubist:

Cubist Pharmaceuticals, Inc.

65 Hayden Avenue

Lexington, MA 02421 U.S.A.

Attention:  Alan Watson

Telefax No.:  (781) 861-0566

Telephone No.:  (781) 860-8660

or to such other place as either party may designate as to itself by written notice to the other party.

14.7                        Severability

In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof. The parties agree that they will negotiate in good faith or will permit a court or arbitrator to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

14.8                        Conflict or Inconsistency

In the event of any conflict or inconsistency between the terms and conditions hereof and any terms or conditions set forth in any purchase order or other document relating to the transactions contemplated by this Agreement, the terms and conditions set forth in this Agreement shall prevail.

14.9                        Entire Agreement

The terms and provisions contained in this Agreement (including the Exhibits) constitute the entire understanding of the parties with respect to the transactions and matters contemplated hereby and supersede all previous communications, representations, agreements and understandings relating to the subject matter hereof. No representations, inducements, promises or agreements, whether oral or otherwise, between the parties not contained in this Agreement or incorporated by reference in this Agreement shall be of any force or effect. No agreement or understanding extending this Agreement or varying its terms (including any inconsistent terms in any purchase order, acknowledgment or similar form) shall be binding upon either party unless it is in a writing specifically referring to this Agreement and signed by the duly authorized representative of the applicable party.

14.10                 Rules of Construction

The parties agree that they have participated equally in the formation of this Agreement and that the language and terms of this Agreement shall not be construed against either party by reason of the extent to which such party or its professional advisors participated in the preparation of this Agreement.

14.11                 Force Majeure

Except as otherwise provided in this Agreement, in the event that a delay or failure of a party to comply with any obligation created by this Agreement is caused by a Force Majeure condition, that obligation shall be suspended during the continuance of the Force Majeure condition.

14.12                 Further Assurances

Each party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, and have duly delivered and executed this Agreement under seal as of the date first set forth above.

ACS DOBFAR SpA

By:	/s/ Marco Falciani
Title: President
Date: November 13, 2001

CUBIST PHARMACEUTICALS, INC.

By:	/s/ Scott M. Rocklage
Title: Chairman and CEO
Date: 9/28/01

List of Exhibits

Exhibit A

Daptomycin Structure

[*]

*Confidential Treatment Requested. Omitted portions filed with the Commission.

Exhibit B

In-Process Testing Procedures and Specifications:

[*]

*Confidential Treatment Requested. Omitted portions filed with the Commission.

Exhibit C

Product Release Test Methods and Specifications

[*]

*Confidential Treatment Requested. Omitted portions filed with the Commission.

Exhibit D

Quality Requirements

[*]

*Confidential Treatment Requested. Omitted portions filed with the Commission.